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Exhibit 10.84

[Letterhead]

July 18, 2008

John H. Bomgardner, II

Dear John:

        We are extremely pleased to confirm your offer of employment (the "Offer") with Commerce Energy Group, Inc. (the "Company"). The following is provided for your information:

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  Your title will be Senior Vice President ("SVP") and General Counsel.

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  You will report to Gregory L. Craig, Chairman and Chief Executive Officer.

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  Your office location will be in Costa Mesa, California located at 600 Anton Boulevard, Suite 2000, Costa Mesa, California 92626.

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  Your first day of employment will be July 21, 2008 ("Start Date").

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  Your compensation will be $8,653.85 paid bi-weekly. This translates into an annualized rate of $225,000.

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  You will be eligible to participate in the Company's Executive bonus program.

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  You will be eligible for up to $15,000.00 in relocation expenses. Reimbursement of your relocation expenses will be with the appropriate documentation provided to the Human Resources Department. On October 31, 2008, you will receive a lump sum payment in an amount equal to $15,000.00 less all relocation expenses previously reimbursed. If you leave the Company prior to one year following your relocation date, the $15,000.00 will be reimbursable to the Company at a prorated amount.

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  You will be granted 100,000 restricted shares and 50,000 options. Both the restricted stock and the options are subject to the 2006 Stock Incentive Plan (the "Plan"). The Grant Date will be your Start Date. Vesting will be outlined in your Plan documents; specifically, One Hundred percent (100%) of your options will vest on the Start Date. Sixty percent (60%) of the restricted stock will vest on the Start Date and Twenty percent (20%) will vest on anniversary one, and the final Twenty percent (20%) will vest on anniversary two, subject to the terms in the Plan documents.

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  You will be eligible to participate in the Company's benefit plans on the first day of your employment. These benefits include medical, dental, vision, flexible spending account, disability benefit plans, life insurance, long-term disability, and the Employee Assistance Plan (EAP). These benefits are subject to the terms, conditions, limitations, and exclusions contained in the applicable plan documents and insurance policies.

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  You will also be eligible to participate in the Company's 401(k) plan (the "Plan") on the first day of the month following two (2) months of employment. The Plan matches $0.50 for each $1.00 you contribute, up to a maximum of 3% of your annual compensation.

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  You will receive four (4) weeks vacation.

  600 Anton Boulevard    •    Suite 2000    •    Costa Mesa, CA 92626     •    Ph: 714.259.2500    •    Fx: 714.259.2501

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  You, as an "Executive," will be subject to and have the benefit of the Termination of Employment provisions contained in Attachment A attached hereto and incorporated herein by reference.

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  You will be party to the Company's standard form of Indemnification Agreement set forth in Attachment B hereto.

        The Offer is contingent upon your satisfactory completion of a drug test and background check as well as our findings of satisfactory references.

        New Employee Orientation will be conducted by the Human Resources Department. At that time, you will be expected to provide documentation of authorization to work in the United States. We have provided a copy of the "Lists of Acceptable Documents" for your information in preparation for your first day.

        We hope that you will view the Company as an outstanding organization and will accept the Offer. Please signify your acceptance of the terms set forth above by signing and dating this offer letter. We welcome you to the Company.

        This will acknowledge my acceptance of this offer of employment.

Sincerely,

/s/ Gregory L. Craig Gregory L. Craig Chief Executive Officer
This will acknowledge my acceptance of this offer of employment.
By:	/s/ John H. Bomgardner II John H. Bomgardner II
Date:	7/18/08

ATTACHMENT A
TERMINATION OF EMPLOYMENT

        (a)    By Company Without Cause.    The Company may terminate Executive's employment without Cause (as defined below) effective on sixty (60) days' written notice, during which notice period Executive may be relieved of his duties and placed on paid terminal leave. In such event and subject to the other provisions of this Agreement, Executive will be entitled to:

            (i)  continued coverage under the Company's insurance benefit plans through the termination date and such other benefits to which he may be entitled pursuant to the Company's benefit plans (other than any severance plan);

           (ii)  payment of all earned but unpaid compensation (including accrued unpaid vacation) through the effective date of termination, payable on or before the termination date;

          (iii)  reimbursement of expenses incurred on or before the termination; plus

          (iv)  payment of the equivalent of the Base Salary he would have earned over the next twelve (12) months following the termination date (less necessary withholdings and authorized deductions) at his then current Base Salary rate (the "Severance Payment"), payable in equal monthly installments over the twelve (12) months following the termination date (the "Severance Period");

           (v)  at Executive's option, reimbursement of insurance premiums payable to retain group health coverage as of the termination date for himself and his eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") for twelve (12) months; and

          (vi)  the number of outstanding unvested stock options and shares of restricted stock granted to Executive that would have vested in each month over the twelve (12) month period after the termination date shall vest in each such month.

        The payments and benefits set forth in Sections (a)(i)-(iii) shall be referred to as the "Accrued Benefits," and the payments and benefits set forth in Sections (a)(iv)-(v) shall be referred to as the "Severance Benefits." Executive shall not receive the Severance Benefits unless Executive executes the separation agreement and general release attached as Attachment C, and the same becomes effective pursuant to its terms. In addition, if Executive accepts other employment within the Severance Period, the Company's obligation under Section (a)(v) above will be extinguished as of the date Executive becomes covered under the group health plan of Executive's new employer.

        (b)    By Company With Cause.    The Company may terminate Executive's employment at any time and without prior notice, written or otherwise, for Cause. As used in this Agreement, "Cause" shall mean any of the following conduct by Executive: (i) material breach of this Agreement, or of a Company policy or of a law, rule or regulation applicable to the Company or its operations; (ii) demonstrated and material neglect of duties, or failure or refusal to perform the material duties of his position, or the failure to follow the reasonable and lawful instructions of the Board; (iii) gross misconduct or dishonesty, self-dealing, fraud or similar conduct that the Board reasonably determines has caused, is causing or reasonably is likely to cause harm to the Company; or (iv) conviction of or plea of guilty or nolo contendere to any crime other than a traffic offense that is not punishable by a sentence of incarceration. Termination pursuant to Section (b)(ii) shall be effective only if such failure continues after Executive has been given written notice thereof and fifteen (15) business days thereafter in which to present his position to the Board or to cure the same, unless the Board reasonably determines that the reason(s) for termination are not capable of being cured. In the event of termination for Cause, Executive will be entitled only to the Accrued Benefits through the termination date, which for purposes of Sections (b)(i), (iii) and (iv) will be the date on which the notice is given and for Section (b)(ii) will be fifteen (15) business days after the notice is given. The Company will have no further obligation to pay any compensation of any kind (including without limitation any bonus or portion of a bonus that otherwise may have become due and payable to Executive with respect to the year in which such termination date occurs), or severance payment of any kind nor to make any payment in lieu of notice.

        (c)    Incapacity or Death.

            (i)  If Executive becomes unable, due to physical or mental illness or injury, to perform the essential duties of his position for more than 12 weeks in any twelve month period during this Agreement with or without reasonable accommodation ("Incapacity"), the Company has the right to terminate Executive's employment on fifteen (15) days' written notice. In the event of termination for Incapacity, Executive will be entitled to receive the Accrued Benefits; and

           (ii)  Executive's employment pursuant to this Agreement shall be immediately terminated without notice by the Company upon the death of Executive. If Executive dies while actively employed pursuant to this Agreement, the Company will pay to his estate or designated beneficiaries within sixty (60) days the Accrued Benefits.

        (d)    Resignation for Good Reason.    Executive may terminate this Agreement for Good Reason (as defined below) by giving written notice of such termination, which termination will become effective on the thirtieth (30th) day following receipt by the Company. As used in this Agreement, "Good Reason" shall mean any one of the following: (i) a material reduction in Executive's Base Salary and/or a material failure to provide the benefits stated, (ii) any other action or inaction that constitutes a material breach by the Company of this Agreement; (iii) a material diminution in Executive's authority, duties or responsibilities such that they are materially inconsistent with his position as Senior Vice President and General Counsel of the Company; (iv) relocation of the Company's headquarters to a location that materially increases Executive's commute, and (iv) in the event of a Change in Control (as defined below), failure of the successor to the Company or to the Company's business (A) to offer Executive the position of Chief Operating Officer of the successor company with duties, responsibilities, compensation and benefits materially similar to those enjoyed by Executive immediately preceding the Change in Control, or (B) to assume the obligations of the Company under and to become a party to this Agreement, provided that no termination for Good Reason shall be effective until Executive has given the Company written notice within sixty (60) days of the initial occurrence of any of the foregoing specifying the event or condition constituting the Good Reason and the specific reasonable cure requested by Executive, the Company has failed to cure the occurrence within thirty (30) days of receiving written notice from Executive, and Executive resigns within six (6) months following the initial occurrence. In the event of a termination for Good Reason, Executive will be entitled to the Accrued Benefits and the Severance Benefits, on the same conditions set forth in Termination Without Cause.

        As used in this Agreement, a "Change in Control" shall mean any of the following events:

            (i)  the acquisition by any Group or Person (as such terms are defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")), other than (A) a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company or (B) an entity in which the Company directly or indirectly beneficially owns fifty percent (50%) or more of the voting securities of such entity (an "Affiliate"), of any securities of the Company, immediately after which such Group or Person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than fifty percent (50%) of (X) the outstanding shares of Common Stock or (Y) the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors;

           (ii)  the Company (and/or its subsidiaries) is a party to a merger or consolidation with a Person, or series or related transactions, with a Person other than an Affiliate, which results in the holders of voting securities of the Company outstanding immediately before such merger or consolidation failing to continue to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation; or

          (iii)  all or substantially all of the assets of the Company and its subsidiaries are, in any transaction or series of transactions, sold or otherwise disposed of (or consummation of any transaction, or series of related transactions, having similar effect, other than to an Affiliate; provided, however, that in no event shall a "Change in Control" be deemed to have occurred for purposes of this Agreement solely because the Company engages in an internal reorganization, which may include a transfer of assets to, or a merger or consolidation with, one or more Affiliates.

        (e)    Voluntary Resignation without Good Reason.    In the event that Executive resigns without Good Reason, Executive will be entitled only to the Accrued Benefits through the termination date. The Company will have no further obligation to pay any compensation of any kind (including without limitation any bonus or portion of a bonus that otherwise may have become due and payable to Executive with respect to the year in which such termination date occurs), or severance payments of any kind. Furthermore, Executive agrees that in the event that Executive resigns without Good Reason within twelve (12) months of the Effective Date, (i) Executive shall pay to the Company an amount equal to the Initial Performance Bonus within thirty (30) days of the effectiveness of such resignation, if applicable, and (ii) Executive shall transfer and assign to the Company, for no additional consideration, the Initially Vested Restricted Shares; provided, that if the Initially Vested Restricted Shares shall have been sold, completely or partially, by Executive prior to such time, Executive shall pay to the Company an amount equal to the aggregate gross proceeds resulting from such sale(s) of the Initially Vested Restricted Shares, and shall transfer and assign to the Company for no additional consideration any unsold portion of the Initially Vested Restricted Shares. As a condition precedent to the Company's execution of this Agreement, Executive agrees to cooperate in the preparation and execution of all documents that may be required to complete the transaction contemplated by the preceding sentence, and Executive's spouse agrees to execute a spousal consent consenting to the transfer of the Initially Vested Restricted Shares under the conditions specified in this Agreement.

        (f)    Release.    As a condition of Executive or his estate receiving any Severance Benefits, Executive shall execute, and refrain from revoking his signature on, the separation agreement and general release attached as Exhibit A. Notwithstanding the foregoing, Exhibit A will not be construed to include any release of any indemnification rights Executive may have against the Company pursuant to any indemnification between the Company and Executive.

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  Exhibit 10.84